Via Facsimile and U.S. Mail
Mail Stop 6010


August 8, 2005


Mr. Brian Lenz
Chief Financial Officer and Secretary
VioQuest Pharmaceuticals, Inc.
7 Deer Park Drive, Suite E
Princeton Corporate Plaza
Monmouth Junction, NJ  08852

Re:	VioQuest Pharmaceuticals, Inc.
	Form 10-KSB for the fiscal year ended December 31, 2004
	Filed on March 31, 2005
	File No. 000-16686

Dear Mr. Lenz:

	We have completed our review of your Form 10-KSB and have no further comments at this time.

								Sincerely,


								Jim Atkinson
      Accounting Branch Chief